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EXHIBIT 23.2


                              Anslow & Jaclin, LLP
                            Freehold Executive Center
                          4400 Route 9 South, 2nd Floor
                           Freehold, New Jersey 07728


February 8, 2001


Pangea Petroleum Corporation
6776 SW Freeway, Suite 620
Houston, Texas 77074

Gentlemen:


     You have requested our opinion, as counsel for Pangea Petroleum Corporation, a Colorado corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.



     The Registration Statement relates to an offering of 33,182,929 shares of the Company's common stock.



     We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.



     No opinion is expressed herein as to any laws other than the State of Colorado of the United States.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of


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the Securities and Exchange Commission promulgated thereunder.


Very truly yours,


ANSLOW & JACLIN, LLP


By: /s/ Richard I. Anslow

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           RICHARD I. ANSLOW


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